EXHIBIT 21

Subsidiaries of WesBanco, Inc.

(As of December 31, 2008)

Subsidiaries	State of Incorporation
WesBanco, Inc	West Virginia
WesBanco Bank, Inc.	West Virginia
WesBanco Insurance Services, Inc.	West Virginia
Oak Hill Title Agency, LLC	Ohio
WesBanco Asset Management, Inc.	Delaware
WesBanco Community Development Corp.	Ohio
WesBanco Properties, Inc.	West Virginia
WesBanco Securities, Inc.	Ohio

NOTE: All subsidiaries of the Registrant are 100% owned except for Oak Hill Title Agency, which is 49% owned.